AGREEMENT


        This Agreement (hereinafter "Agreement") is made and entered into by and between First Colonial Bank (hereinafter referred to as the "Bank") and James C. Stewart (hereinafter referred to as "Employee").


                              R E C I T A T I O N S


        A. Employee has served as President and Chief Executive Officer of the Bank since its formation in 1972. Under Employee's leadership, the Bank has expanded and prospered.


        B. Employee has requested early retirement and the Bank has agreed to accept such retirement. C. In recognition of all of the Employee's efforts, and in order to effect a smooth transition, the parties are entering into this Agreement.

                                A G R E E M E N T


        In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Employee agree as follows:
        1. Employee's last day of employment with the Bank and service as a director of the Bank, and service as a director of the Bank's parent, James River Bankshares, Inc. ("JRB"), and all subsidiaries of the Bank and JRB shall be May 26, 1999. Employee will receive paid vacation from April 5, 1999 through May 26, 1999.
        2. As consideration for this Agreement, after May 26, 1999, Employee will receive payments other than those which would have been due under his Employment Agreement dated February 28, 1997. The Bank will pay Employee, over 24 consecutive, semi-monthly pay periods, an amount totaling $140,225 ($5,842.71 per pay period), less applicable withholding required by law at the rate(s) required by law. The first payment shall be made on the Bank's first payday in June 1999.

        3. Employee understands and agrees that coverage under all Bank group insurance plans ends on his last day of active employment. Employee has indicated that he wishes to continue medical and/or dental coverage pursuant to COBRA. To do so, Employee must notify Bank within 60 days of receiving notice of COBRA eligibility. All premiums are payable wholly by Employee. Upon expiration of Employee's COBRA eligibility, he shall be eligible to continue in JRB's group health insurance plan, wholly at his own expense, for so long as such plan or any comparable plan is offered or until his death, whichever first occurs.
        4. Employee will receive deferred compensation pursuant to the Supplemental Income Agreement dated November 1, 1988 (the "Supplemental Income Agreement"), commencing on June 1, 1999. The amount of such compensation shall be $40,723.37 per year payable in equal monthly payments of $3,393.62 for the period provided in the Supplemental Income Agreement.
        5. On or before May 26, 1999, Employee may purchase the car currently provided to him by the Bank at a price equal to $10,000.
        6. Pursuant to the terms of the Bank's written option plan and options previously granted to Employee, Employee has 60 days from May 26, 1999, to exercise all vested stock options. Failure to exercise these options within this time period will result in termination of any unexercised stock options. Employee may pay for such options in JRB stock at its Fair Market Value on the date Employee exercises the options. The term "Fair Market Value" shall have the same meaning ascribed to it in the JRB 1996 Employee Stock Option Plan, which is "the average of the last price of the common stock of JRB on the NASDAQ National Market for the 10 consecutive trading days immediately preceding the date in question."
        7. JRB will provide Employee with coverage under JRB's directors' and officers' liability insurance policy in Employee's capacity as a former director of JRB and former director and officer of the Bank and any of the Bank's or JRB's affiliated or related companies to the same extent that JRB provides such insurance for its existing and former directors and officers of JRB and its subsidiary banks.

        8. Employee agrees and affirms that as long as he is receiving payments under this Agreement, he shall be bound by the non-competition restrictions contained in Sections 7.2 and 7.3 of his Employment Agreement dated February 28, 1997 ("Employment Agreement"), which restrictions shall remain in full force and effect but be applied to payments called for hereunder. Violation of the non-competition restrictions will result in forfeiture of all payments under this Agreement. Employee further agrees and affirms that he will continue to be bound by the nondisclosure provisions of Section 12 of the Employment Agreement. Sections 7.2, 7.3 and 12 of the Employment Agreement are hereby incorporated by reference and shall remain in full force and effect.
        9. Employee agrees to relocate his self-directed IRA to another financial institution by March 15, 1999.
        10. (a) Each party hereto agrees to defend, indemnify and hold the other party harmless from and against any and all damages, penalties, costs (including reasonable attorneys' fees) or any other amount arising out of or in connection with (i) any material breach of this Agreement; and (ii) any claim by a nonparty hereto arising out of or related to a claim against either party hereto.
               (b) Upon becoming aware of any claim, the party claiming indemnification (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt notice of such claim setting forth all essential facts then known to the Indemnified Party in connection therewith. After the Indemnified Party has given the Indemnifying Party notice of a claim, the Indemnified Party and the Indemnifying Party shall thereafter attempt in good faith for a period of not less than 15 days to agree upon whether and to what extent the Indemnified Party is entitled to be indemnified under this Section
10. If the Indemnified Party and Indemnifying Party cannot so agree within said period, the Indemnified Party may thereafter commence litigation and/or take any other action to protect his or its interests.
               (c) Defense of Third-Party Claims.
                      (i) The Indemnifying Party shall have the right to control the handling and defense, at his or its expense, and with counsel and representatives selected by he or it that are reasonably acceptable to the Indemnified Party, of any third-party claim for which he or it may be liable for indemnification, and the Indemnifying Party shall have the right to compromise or settle said third-party claim as he or it deems advisable with the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in, but not to control, the handling and defense of any such third-party claim, at his or its expense, and with counsel and representatives selected by him or it.

                      (ii) If any proposed compromise or settlement for any third party claim has been accepted by such third party and involves solely money damages for a sum certain, payable in cash, and such settlement is objected to by the Indemnified Party, the Indemnifying Party shall not consummate said settlement; provided that the Indemnifying Party shall be fully relieved of and released from all liability for indemnification or otherwise with respect thereto by tendering to the Indemnified Party the amount of such proposed settlement, and the Indemnified Party shall assume all responsibility for said third-party claim.
                      (iii) Notwithstanding anything set forth herein to the contrary, the Indemnified Party shall not be required to refrain from paying any third party claim which has matured by a court judgment or decree that has become final.
        11. Employee shall not be entitled to any compensation or benefits other than those described in the above paragraphs.
        12. This Agreement constitutes the entire agreement between the parties pertaining to the matters with which it deals, and, except as set forth expressly herein, supersedes all prior agreements pertaining to those matters. This Agreement may not be altered or modified in any respect except by a writing duly executed by the parties to be bound.
        13. The parties represent and warrant that Bank has advised Employee in writing to consult an attorney, and Employee has consulted an attorney before signing this Agreement.
        14. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid, or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provisions as may be possible and as may be legal, valid and enforceable.

        15. This Agreement (including, without limitation, the non-competition and indemnity provisions) shall be binding upon and will inure to the benefit of any successor or assigns of Bank, JRB and/or any affiliated or related company.
        16. This Agreement shall be governed by and construed in accordance with the laws of Virginia.

     3/4/99                          /s/ James C. Stewart
____________________                ___________________________________
Date                                James C. Stewart

                                    FIRST COLONIAL BANK


     3/5/99                              /s/ Ben P. Kanak
____________________                By_________________________________
Date                                     Ben P. Kanak
                                         Chairman of the Board